SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              ---------------------

                                 Schedule 14D-9
                      SOLICITATION/RECOMMENDATION STATEMENT
                       PURSUANT TO SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 2)
                              ---------------------

                               NeighborCare, Inc.
                            (Name of Subject Company)

                              ---------------------

                               NeighborCare, Inc.
                      (Name of Person(s) Filing Statement)

                     Common Stock, Par Value $0.02 Per Share
                    (including the Associated Series B Junior
                 Participating Preferred Stock Purchase Rights)
                         (Title of Class of Securities)

                                   64015Y-10-4
                      (CUSIP Number of Class of Securities)

                              ---------------------

                              John F. Gaither, Esq.
              Senior Vice President, General Counsel and Secretary
                               NeighborCare, Inc.
                        601 East Pratt Street, 3rd Floor
                               Baltimore, MD 21202
                                 (410) 528-7404
 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
           Communications on Behalf of the Person(s) Filing Statement)

                              ---------------------

                                 With copies to:

                                Mark Gordon, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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                  The purpose of this amendment is to amend and supplement Item
9 in the Solicitation/Recommendation Statement on Schedule 14D-9 previously filed by NeighborCare, Inc., a Pennsylvania corporation, on June 14, 2004, as thereafter amended, and to add an additional Exhibit and revise the Exhibit Index accordingly.



Item 9.         Exhibits.

Exhibit No.     Description
--------------- ----------------------------------------------------------------
    (a)(7)      Investor Relations Key Messages, dated June 15, 2004
    (a)(8)      Transcript of June 14, 2004 conference call

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        NEIGHBORCARE, INC.

                                        By: /s/ John F. Gaither, Jr.
                                            --------------------------------
                                            John F. Gaither, Jr.
                                            Senior Vice President,
                                            General Counsel and Secretary

                                        Dated:  June 15, 2004



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


                                INDEX OF EXHIBITS

Exhibit No.     Description
--------------- ----------------------------------------------------------------
    (a)(7)      Investor Relations Key Messages, dated June 15, 2004
    (a)(8)      Transcript of June 14, 2004 conference call


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